Exhibit 18

November 29, 2018

The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041

Dear Sirs/Madams:

We have audited the consolidated financial statements of The Scotts Miracle-Gro Company and subsidiaries (the "Company") as of September 30, 2018 and 2017, and for each of the three years in the period ended September 30, 2018, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated November 29, 2018, which expresses an unqualified opinion, including an explanatory paragraph regarding the Company’s change in accounting for employee share-based payments, goodwill impairment testing and inventory valuation.

Note 1 to such consolidated financial statements contains a description of your change in accounting principle during the year ended September 30, 2018 of the change in method of accounting for a portion of inventories from the last-in first-out method to the first-in first-out method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio